[Form of Opinion of Bingham McCutchen LLP]

[            ], 2014

Investment Managers Series Trust
235 West Galena Street
Milwaukee, WI  53212

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Plan of Exchange (the “Plan”) adopted by Advisory Research MLP & Energy Infrastructure Fund (the “Fund”), a series of Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), on [date].  Pursuant to the Plan, the Fund will exchange all of its outstanding shares (the “Old Shares”) for shares of its newly formed Class I (the “New Shares”), with each Fund shareholder (each, a “Shareholder”) receiving the number of full and fractional New Shares equal to the number of Old Shares then held by such Shareholder.  You have requested our opinion regarding the tax consequences of that exchange (the “Exchange”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Plan, the Resolutions adopted by the Board of Trustees of the Trust at a special telephonic meeting on May 20, 2014, by which the Trustees approved the Plan and authorized the Trust to adopt the Plan, subject to approval of the Plan by the Shareholders at a special meeting, the Combined Prospectus and Proxy Statement of the Fund, dated [], 2014, and related documents (collectively, the “Transaction Documents”).  In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies).  We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Plan or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in the certificate of the Trust, dated as of the date hereof (the “Certificate”).  Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificate will be true and correct in all material respects as of the date of the Exchange (and that any such representations made “to the best knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Plan is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificate.  Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code (“Treasury Regulations”), and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively.  We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

Investment Managers Series Trust
[                   ], 2014
Page Two

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.	No gain or loss will be recognized by the Fund on the transfer of New Shares to its Shareholders in the Exchange.

2.	No gain or loss will be recognized by a Shareholder upon the exchange of Old Shares for New Shares as part of the Exchange.

3.	The aggregate tax basis of the New Shares that each Shareholder receives in the Exchange will be the same as the aggregate tax basis of the Old Shares exchanged therefor.

4.	Each Shareholder’s holding period for the New Shares received in the Exchange will include the period for which such shareholder held the Old Shares exchanged therefor, provided that the shareholder held such Old Shares as capital assets on the date of the Exchange.

This opinion is being delivered solely to you for your use in connection with the Exchange, and may not be relied upon by any person other than you and the Shareholders or used for any other purpose.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Fund's Registration Statement on Form N-14 with respect to the New Shares to be issued in the Exchange, and we further consent to the references to us and the discussion of this opinion therein.

Very truly yours,

BINGHAM McCUTCHEN LLP